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                                                                    EXHIBIT 10.1

                    SEPARATION AGREEMENT AND GENERAL RELEASE

     This Agreement is made as of this 6th day of January, 2003, by and between Apogent Technologies Inc., its subsidiaries, successors, and affiliated companies, assigns, officers, directors, stockholders, agents, and executives (hereinafter referred to as the "Company") and Jeffrey C. Leathe, his executors, heirs, administrators, and assigns (hereinafter referred to as "Executive").

     In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Resignation. Executive and the Company acknowledge that Executive has resigned from his employment and position with the Company effective January 6, 2003 (the "Termination Date") pursuant to the letter of resignation attached hereto as Addendum A. Executive agrees to cooperate with the Company in the orderly transition of his duties and responsibilities, provided that such cooperation shall be in a manner reasonably acceptable to Executive.

2.   Publicity and Background.

     a. Addendum B attached hereto substantially sets forth the text of press release that has been jointly prepared by the Company and Executive to be issued on or about the date hereof.

     b. The Company and Executive shall consult with each other and mutually agree on other communications regarding Executive's resignation. The parties recognize and agree that it is in each party's mutual best interest to amicably coordinate and work together in this regard, particularly with respect to communications with other Apogent employees, Apogent customers, lenders, bankers, vendors and competitors, analysts, investors, rating agencies, and service providers.

3.   Severance Pay and Period.

     a. Current Pay Period. On January 15, 2003, the Company shall pay to Executive his pro rata salary for the period of January 1, 2003 to the Termination Date as payment of all salary and benefits accrued and owing through said date.

     b. Bonus. Executive will receive a pro rata share of the bonus that he would have otherwise earned for fiscal 2003 under the Senior Executive Compensation Plan, which shall be determined under the Company's usual procedures after the close of the fiscal year (i.e., 98/365 x $321,300 x bonus target (44%) x company success factor), payable during December 2003 at the same time that other Plan participants are paid. The pro rata share shall be based on the number of days Executive was employed by the Company in fiscal 2003.

     c. Monthly Payments. The Company shall for a period of twenty-four months, on the 15th day of each month commencing January 15, 2003, pay to Executive the sum of $26,775 per month ($642,600 in total). The first twelve months of said payments shall be in full satisfaction of any salary continuation or severance obligation under Executive's Employment Agreement or otherwise.

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     d. Annual Payments. The Company shall pay Executive $191,215 on February
15, 2003, and $191,215 on February 15, 2004. Payment of the amounts in Section 3b and 3d shall be in full satisfaction of any bonus or severance obligation under Executive's Employment Agreement or otherwise.

4.   Insurance and Other Benefits

     a. Medical and Dental Insurance. The Company shall continue Executive's medical and dental benefits on the same basis as active employees for the twenty-four month period following the Termination Date; provided, however, that the Company's obligation to continue Executive's health benefits will cease upon Executive becoming eligible for health insurance coverage from a new employer. Executive agrees that no additional COBRA period shall be available after the expiration of the first eighteen months of this benefit.

     b. Other Insurance. Other insurance coverage (e.g., life, disability, accident, etc.) shall cease as of the Termination Date, subject to any conversion rights contained in said policies.

     c. Retirement Plans. Executive shall be entitled to his vested benefit in the Company's 401(k) plan as determined by the plan provisions. Service credit under the Company's 401(k) plan as well as its defined benefit pension plan will cease as of the Termination Date.

     d. Auto Allowance. The Company shall pay to Executive $2,100 per month for a period of twenty-four months in lieu of any auto allowance, auto expense reimbursements, etc.

     e. Outplacement and Other Fees. The Company shall arrange outplacement services through Bruce Mast (Exeter, New Hampshire) for a period of six months commencing on the Termination Date, and shall contribute towards Executive's legal fees incurred in the review of this agreement; provided, however, that the Company's aggregate contribution for said outplacement services and fees shall be capped at $15,000.

     f. Stock Options. Executive's employee stock options granted on or before December 31, 1997 shall continue to be governed by the terms of the applicable stock option agreements (e.g., those options for 4,706 shares will be exercisable for only ninety days after the Termination Date). Executive's stock options granted on or after January 1, 1998 (424,168 shares) shall be amended to provide for immediate vesting and may be exercised for a period of five years commencing on the Termination Date. A report of Executive's employee stock options is set forth on Addendum C hereto.

     g. Cessation of Benefits. Unless otherwise provided for expressly in this Agreement, all other benefits will cease as of the Termination Date, including, without limitation, the accrual of vacation time.

     h. Accrued Vacation. Executive acknowledges and agrees that he has no accrued and unused vacation.

     5. Return of Property. Executive immediately shall return all papers, files, documents, computers, reference guides, equipment, keys, identification, credit cards, software, computer


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access codes, disks and institutional manuals, and any other property belonging to the Company on or before the Termination Date; provided, however, that Executive may retain the personal computer and notebook computer located at Executive's home. Executive shall not retain any copies, duplicates, reproductions or excerpts thereof, whether hardcopy or electronic versions.

     6.Reference. The letter of reference given by the Company to prospective employers of Executive shall be in substantially the form attached hereto as Addendum F.

     7. Nondisclosure of Confidential Information; Non-compete. Executive acknowledges that during the course of his employment with the Company he has become acquainted with and/or developed confidential information belonging to the Company and its customers. Executive agrees not to use to his own advantage or to disclose to any person or entity any confidential information of the Company or of any past or present customer of the Company, including but not limited to financial data or projections, customer lists, projects, economic information, systems, plans, methods, procedures, operations, techniques, know-how, trade secrets or merchandising or marketing strategies. In addition, Executive shall continue to be bound by the provision of his employment contract that he signed on or about December 7, 2001 (the "Employment Agreement"), relating to inventions, intellectual property, proprietary and confidential information, non-solicitation and non-competition obligations; provided, however, that the length of the non-competition period shall extend to twenty-four months commencing the Termination Date as opposed to twelve months. The Employment Agreement is attached hereto and incorporated by reference as Addendum D.

     8. General Release. In consideration of the severance payments and other benefits set forth in this Agreement, Executive for himself and his executors, heirs, administrators, assigns, and anyone else claiming by, through or under him, irrevocably and unconditionally, releases, and forever discharges the Company from, and with respect to, any and all debts, demands, actions, causes of action, suits, covenants, contracts, wages, bonuses, damages and any and all claims, demands, liabilities, and expenses (including attorneys' fees and costs) whatsoever of any name or nature both in law and in equity ("Claim") which he now has, ever had or may in the future have by reason of any matter, cause or thing which has happened, developed or occurred before the signing of this Agreement, including, without limitation, any and all suits in tort or contract, and any Claims or suits relating to salary, wages, bonuses and commissions, the breach of an oral or written contract, misrepresentation, defamation, and interference with prospective economic advantage, interference with contract, intentional and negligent infliction of emotional distress, negligence, breach of the covenant of good faith and fair dealing, and Claims arising out of, based on, or connected with his employment by the Company and the termination of that employment as set forth in this Agreement, including any causes of action or Claims for unlawful employment discrimination of any kind, arising under or based on Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Equal Pay Act of 1963; the Sarbanes-Oxley Act of 2002; the New Hampshire Law Against Discrimination R.S.A. 354-A and any other state or federal equal employment opportunity or anti-discrimination law, policy, order or regulation affecting or relating to Claims or rights of Executive, which Executive ever had, now has, or claims to have against the Company. Subject to the provisions of Section 12, Executive further agrees not to institute any charge, complaint, or lawsuit to challenge the validity of this Agreement or the circumstances surrounding its execution. Executive waives any right or claim to reinstatement or re-employment by the


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Company. In consideration of the benefits to it provided in this Agreement, the
Company, for itself and for anyone claiming through it, hereby releases Executive of and from any and all Claims the Company ever had, now has, or claims to have against Executive, whether currently known or unknown, which arise out of any action, omission or event occurring up to the time of this Agreement. Nothing in this Agreement shall preclude any action by the Executive or the Company to enforce their respective rights under this Agreement nor shall anything in this Agreement affect the Company's obligations under the Indemnification Agreement incorporated herein.

     9. Nonadmissions Clause. It is understood and agreed that this Agreement does not constitute any admission by the Company that any action taken with respect to Executive was unlawful or wrongful, or that such action constituted a breach of contract or violated any federal or state law, policy, rule or regulation.

     10. Nondisclosure of this Agreement. Until this Agreement is filed with the Securities and Exchange Commission by the Company, Executive expressly agrees, and hereby instructs his attorney, accountant, or tax advisor and immediate family, if any, that the terms of this Agreement are confidential, and expressly agrees not to discuss or disclose them, without the prior written consent of the Company, to any person, except to the Internal Revenue Service, state tax authorities, his accountant or tax advisor, his attorneys, his immediate family, his healthcare provider, or as required by law.

     11. Nondisparagement. Executive agrees that he will not disparage or make negative statements about the Company or any of its officers, directors, agents, executives, successors and assigns, programs or products. The Company agrees that it will not, and will instruct its executive officers and representatives not to, disparage or make negative statements about Executive. Nothing herein shall be deemed to prohibit any party from making truthful statements that are required to be made pursuant to a legal proceeding.

     12. Breach. In the event that Executive institutes legal proceedings to enforce this Agreement, he agrees that the sole remedy available to him shall be enforcement of the terms of this Agreement and/or a claim for damages resulting from the breach of this Agreement, but that under no circumstances shall he be entitled to receive or collect any damages for claims that he has released under this Agreement in accordance with the General Release contained in Section 8 of this Agreement.

     13. Taxes. The Company shall make the normal and required withholding deductions from each of the payments described above. The Company makes no representations as to the employment tax or income tax consequences (including related penalties and interest) to Executive of the above payments, and it is further understood that any future employment and income tax consequences (including related penalties and interest) that may arise to Executive will not provide a basis to set aside or in any way alter this Agreement. Executive shall be solely responsible for the proper and full payment of any amounts owed by Executive to any taxing authorities or agencies as a result of any payments made pursuant to this Agreement.


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     14. No Amounts Due. Executive acknowledges that other than reimbursement for some travel, lodging, and other normal business expenses recently incurred in accordance with Company policies and practices, there are no sums due and owing him from the Company.

     15. Representations. Executive acknowledges that in exchange for entering into this Agreement he has received good and valuable consideration in excess of that to which he would otherwise have been entitled in the absence of this Agreement. This consideration includes, but is not limited to, the severance payments and other benefits as described in Sections 3 and 4. Executive further acknowledges the sufficiency of that consideration.

     16. Time To Consider Agreement. Executive acknowledges that he has been advised in writing to consult with an attorney and has had ample opportunity to consult with and review this Agreement with an attorney of his choice and has been given a period of at least twenty-one (21) days within which to consider whether to sign this Agreement. Executive may sign this Agreement prior to the end of this twenty-one (21) day period.

     17. Revocation. It is agreed and understood that for a period of seven (7) days following the execution of this Agreement, which period shall end at 5:00 p.m. on the seventh day following the date of execution, Executive may revoke this Agreement. This Agreement will not become effective or enforceable until this revocation period has expired.

     18. Severability. If any of the terms of this Agreement shall be held to be invalid and unenforceable, the remaining terms of this Agreement are severable and shall not be affected thereby.

     19. Indemnification. The Company hereby acknowledges its Indemnification obligations to Executive pursuant to the Indemnification Agreement between the Company and Executive dated October 1, 2001 and hereby agrees and affirms that said agreement shall continue to apply to Executive for all matters relating to his tenure as a director and/or executive officer of the Company and its subsidiaries, successors, and affiliated companies. Said agreement is hereby incorporated by reference into this Agreement, and a copy of said agreement is attached hereto as Addendum E.

     20. Entire Agreement. This Agreement and its Exhibits constitutes the entire agreement between the parties about or relating to Executive's termination of employment from the Company, or the Company's obligations to him with respect to his termination and fully supersedes any and all prior agreements or understanding between the parties except for the obligations with respect to indemnification, inventions, intellectual property, proprietary information, non-solicitation, and non-competition obligations, which remains in full force and effect. The terms of this Agreement are contractual in nature and not a mere recital, and they shall take effect as a sealed document. This Agreement shall be governed by the law of New Hampshire, and may not be changed orally, but only by agreement in writing signed by both parties. The parties acknowledge that no other representations were made regarding this Agreement other than those contained herein.

     21. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered constitutes an original of this Agreement, but all the


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Counterparts shall together constitute one and the same agreement. No counterpart shall be effective until each party has executed at least one counterpart.

     22. Successors and Assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. Furthermore, this Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees. If Executive should die while any amount would still be payable to him hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's spouse or, if there is no spouse, to Executive's estate.

     23. Arbitration. Any dispute arising out of this Agreement shall be resolved by the American Arbitration Association in accordance with their established rules, practices and procedures. The arbitration process shall take place in Portsmouth, New Hampshire. The Company shall pay the arbitration fee. Each party shall be permitted legal representation (at their own cost).


APOGENT TECHNOLOGIES INC.


By: /s/ MICHAEL K. BRESSON                      /s/ JEFFREY C. LEATHE
    ------------------------------------        --------------------------------
    Name:  Michael K. Bresson                   Jeffrey C. Leathe
    Title: Executive Vice President -
           General Counsel and Secretary

    January 6, 2003                             1/6/03
----------------------------------------        --------------------------------
    Date                                        Date


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